Exhibit 2.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2023, Vitru Limited (“Vitru,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, par value U.S.$0.00005 per share	VTRU	The NASDAQ Global Select Market

Vitru Limited was incorporated on March 5, 2020, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies under incorporation number 360670. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act.

Our affairs are governed principally by: (1) our Memorandum and Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

COMMON SHARES

Item 9. General

9.A.3 Preemptive rights

See “—Item 10.B Memorandum and articles of association—Preemptive or Similar Rights” below.

9.A.5 Type and class of securities

The Memorandum and Articles of Association authorize common shares, which are entitled to one vote per share.

As of December 31, 2023, Vitru’s total authorized share capital was U.S.$50,000, divided into 1,000,000,000 shares par value U.S.$0.00005 each, all of which are undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.

As of December 31, 2023, Vitru had a total issued and outstanding share capital of U.S.$1,691.31, divided into 33,826,199 common shares. As of March 31, 2024, Vitru had a total issued and outstanding share capital of U.S.$1,677.15 divided into 33,543,107 common shares.

Item 9.A.6. Limitations or qualifications

Not applicable.

Item 9.A.7. Other rights

Not applicable.

Item 10.B Memorandum and articles of association

The following information describes our common shares and provisions set forth by our Amended and Restated Memorandum and Articles of Association, the Companies Act; and the common law of the Cayman Islands. This description is only a summary. You should read and refer to our Amended and Restated Memorandum and Articles of Association included as Exhibit 1.1 to our annual report on Form 20-F for the year ended December 31, 2023 (the “2023 20-F”).

Description of Our Memorandum and Articles of Association

Recent Amendments to our Memorandum and Articles of Association

On October 23, 2023, our shareholders resolved to amend and restate our Articles of Association. The purpose of the amendments was to give DBOAT I Fundo de Investimento em Participações Multiestratégia, or 23S, certain rights, which are substantially similar to the rights granted to Vinci Partners, Carlyle SPX and Crescera (as defined in the Amended and Restated Registration Rights Agreement).

History of Share Capital

On September 17, 2020, the registration statement on Form F-1 (File No. 333-248272) relating to our initial public offering of our common shares was declared effective by the SEC. On September 17, 2020, we commenced our initial public offering. On September 22, 2020 we closed our initial public offering, pursuant to which we issued and sold 6,000,000 common shares for an aggregate price of U.S.$96,000,000.

As of December 31, 2023, Vitru had no shares in treasury.

See also “Item 9. General—9.A.5 Type and class of securities.”

General

Our shareholders adopted the Amended and Restated Memorandum and Articles of Association included as Exhibit 1.1 to our 2023 20-F.

The following is a summary of the material provisions of our authorized share capital and our Articles of Association. This is not a summary of all the significant provisions of our Articles of Association, of the Companies Act or of the common law of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our 2023 20-F.

Fiscal Year

Vitru’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Corporate Purposes

Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act.

Issuance of Shares

Except as expressly provided in Vitru’s Articles of Association, the board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increase to issued share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, Vitru shall not issue bearer shares. Vitru’s Articles of Association also provide that the issuance of non-voting shares requires the affirmative vote of a majority of the of then-outstanding common shares.

Voting Rights

The holders of the common shares are entitled to one vote per share.

Vitru’s Articles of Association provide as follows regarding the respective rights of holders of shares:

●	class consents from the holders of shares shall be required for any variation to the rights attached to their respective class of shares, however, the directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;
●	the rights conferred on holders of shares of any class shall not be deemed to be varied by the creation or issue of further shares of that class; and
●	the rights attaching to shares of any class shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

Preemptive or Similar Rights

The common shares are not entitled to preemptive or similar rights.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, Vitru’s board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of Vitru at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Vitru in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation or company, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per common share.

As a Cayman Islands exempted company, Vitru is not obliged by the Companies Act to call annual general meetings. The Articles of Association provide that the Company will in each year hold a general meeting as its annual general meeting. At any annual general meeting the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting will only include such items as have been included therein by the board of directors.

Also, Vitru may, but is not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings are generally expected to take place in the city of Florianópolis in the State of Santa Catarina, Brazil, but may be held elsewhere if the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. Vitru’s Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

Vitru will give notice of each general meeting by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of The Depository Trust Company, or DTC, or its nominee, which we expect will be the case for most holders of our common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the common shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Articles of Association.

Pursuant to Vitru’s Articles of Association, general meetings are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Liquidation Rights

If Vitru is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between Vitru and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between Vitru and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between Vitru and any person or persons to waive or limit the same, shall apply Vitru’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in Vitru.

Changes to Capital

Pursuant to the Articles of Association, Vitru may from time to time by ordinary resolution:

●	increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
●	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
●	convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

●	subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Vitru’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and our Articles of Association, Vitru may:

●	issue shares on terms that they are to be redeemed or are liable to be redeemed;
●	purchase its own shares (including any redeemable shares); and
●	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of Vitru may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by the Company’s board of directors.

However, Vitru’s board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to Vitru in respect thereof;
●	the instrument of transfer is lodged with Vitru, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
●	the instrument of transfer is in respect of only one class of shares;
●	the instrument of transfer is properly stamped, if required;
●	the common shares transferred are free of any lien in favor of Vitru; and
●	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and the Articles of Association permit Vitru to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of Vitru, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends by Vitru. Subject to the Companies Act, Vitru’s shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors (and, for the avoidance of doubt, no dividend shall be declared by the shareholders unless previously recommend by the board of directors). The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to Vitru. Except as otherwise provided by the rights attached to shares and the Articles of Association of Vitru, all dividends shall be paid in proportion to the number of common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (i) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (ii) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

The holders of common shares shall be entitled to share equally in any dividends that may be declared in respect of Vitru’s common shares from time to time.

See “Item 8A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy” in our 2023 20-F for further information regarding dividend rights.

Appointment, Disqualification and Removal of Directors

Vitru is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four to eleven directors, with the number being determined by a majority of the directors then in office with the consent of Vinci Partners and Carlyle SPX, in each case for so long as it enjoys director appointment rights. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while Vitru’s shares are admitted to trading on Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.

The Articles of Association also provide that each of Vinci Partners, Carlyle SPX, Crescera and 23S, for so long as it holds not less than 15 per cent of the voting shares in issue, shall be entitled to appoint up to two persons to act as directors, and that each of Vinci Partners, Carlyle SPX, Crescera and 23S, for so long as it holds not less than 5 per cent and not more than 15 per cent of the voting shares in issue, shall be entitled to appoint one person to act as a director. Each of Vinci Partners, Carlyle SPX, Crescera and 23S shall be entitled to remove any of the directors so appointed. The Articles of Association also provide that, notwithstanding the above director appointment rights, for so long as Crescera holds not less than 5 per cent and no more than 15 per cent of the voting shares in issue and does not transfer any of its common shares between November 20, 2023, and the date of the annual shareholder meeting of the Company to be held in 2024 (which shareholder meeting shall not be held earlier than May 1, 2024), it shall be entitled to appoint two persons to act as directors. Such additional right will automatically cease to apply after the annual shareholder meeting of the Company to be held in 2024.

The Articles of Association otherwise provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed to a two year term, unless they resign, are removed or their office is vacated earlier, provided however, that such term shall be extended beyond two years in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).

Each director shall be appointed for a two-year term, unless they resign, are removed or their office is vacated earlier, provided, however, that such term shall be extended beyond two years in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed). Directors are eligible for re-election.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting.

Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.

For so long as Neuberger holds not less than 5 per cent of the voting shares in issue, Neuberger shall be entitled to appoint an observer to the board of directors and any committee of the board of directors established from time to time. In each case, the observer shall be entitled to attend and speak at all such meetings and receive copies of all board papers as if they were a director but shall not be entitled to vote on any resolutions proposed at a board meeting.

Upon the completion of our initial public offering, the board of directors had put in place an audit committee. See “Item 16A. Audit Committee Financial Expert” in our 2023 20-F.

Grounds for Removing a Director

A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) he or she willfully performs (or fails to perform) any actions that, in the opinion of all his or her co-directors, are considered to be a breach of the performance of his or her duties and/or obligations, including: (i) the uninterrupted or repeated omission or refusal to perform the duties and/or obligations established in the Articles of Association or by applicable law; and/or (ii) he or she is unable to comply with such duties and/or obligations as a result of an alcohol or drug addiction; (5) he or she willfully performs (or fails to perform) any actions that, in the opinion of all his or her co-directors, cause material damages to or adversely affects the financial situation or commercial reputation of the Company; (6) resigns his office by notice to us or (7) has for more than six (6) months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

The Articles of Association provide that Vitru’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of two directors present) provided that such a majority must include at least one director appointed by Carlyle SPX, one director appointed by Vinci Partners, one director appointed by Crescera and one director appointed by 23S, for so long as each of them enjoys director appointment rights under the Articles of Association. If such a quorum is not present within half an hour from the time appointed for a meeting of the board of directors, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the directors present at such meeting. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed. Business at any board meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.

Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate.

Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of Vitru, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Business Opportunities

The Articles of Association also provide that, to the fullest extent permitted by applicable law and except as may be otherwise expressly agreed in writing by Vitru, on the one hand, and Carlyle SPX, Vinci Partners, Neuberger, Crescera or 23S, on the other hand, Vitru, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of Vitru and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, Vitru or any of its subsidiaries or any dealings with customers or clients of Vitru or any of its subsidiaries) that are from time to time presented to Carlyle SPX, Vinci Partners, Neuberger, Crescera or 23S or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Company and its subsidiaries), even if the transaction, matter or opportunity is one that Vitru or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of Carlyle SPX, Vinci Partners, Neuberger, Crescera nor 23S, nor any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries shall be liable to Vitru or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Vitru or its subsidiaries, unless, in the case of any such person who is a director or officer of Vitru, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Vitru.

Inspection of Books and Records

Holders of Vitru shares have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent Vitru’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

The Articles of Association also provide that the Company may provide shareholders (that are incorporated under Brazilian laws and subject to Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) regulations or otherwise) copies of any and all: (i) agreements entered into by the Company with its related parties; (ii) shareholders’ agreements entered into by the Company; and (iii) stock option or other securities-based remuneration programs of the Company.

Register of Shareholders

The common shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of our common shares.

Under Cayman Islands law, Vitru must keep a register of shareholders that includes:

●	the names and addresses of the shareholders, a statement of the class and number of shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
●	whether voting rights attach to the shares in issue;
●	the date on which the name of any person was entered on the register as a member; and
●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of Vitru is prima facie evidence of the matters set out therein (i.e. the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Exempted Company

Vitru is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
●	an exempted company’s register of shareholders is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may issue shares with no par value;
●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	an exempted company may register as a limited duration company; and
●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Vitru is subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in our 2023 20-F, Vitru currently intends to continue to comply with the Nasdaq rules in lieu of following home country practice.

Anti-Takeover Provisions in Our Articles of Association

Some provisions of the Articles of Association may discourage, delay or prevent a change in control of Vitru or management that shareholders may consider favorable. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Vitru to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of Vitru. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Significant Shareholders

So long as our significant shareholders have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Vitru, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors.

Preferred Shares

Vitru’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

Despite the anti-takeover provisions described above, under Cayman Islands law, Vitru’s board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in the best interests of Vitru.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of Vitru in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to Vitru, general corporate claims against Vitru by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by Vitru’s Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against Vitru, or derivative actions in Vitru’s name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Vitru, and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares

On September 17, 2020, we entered into a Registration Rights Agreement with Vinci Partners, The Carlyle Group, SPX Capital and Neuberger, or the Original Registration Rights Agreement. Our shareholders or entities controlled by them or their permitted transferees are able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. See “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Registration Rights Agreement.”

On November 10, 2022, we entered into an Amended and Restated Registration Rights Agreement with Vinci Partners, The Carlyle Group, SPX Capital, Neuberger and Crescera, pursuant to which Crescera became a party to the Original Registration Rights Agreement and became entitled to certain rights similar to the rights granted to Vinci Partners and Carlyle SPX under the Original Registration Rights Agreement.

Furthermore, on October 24, 2023, we entered into another Amended and Restated Registration Rights Agreement with Vinci Partners, The Carlyle Group, SPX Capital, Neuberger, Crescera and 23S, pursuant to which 23S became a party to the Registration Rights Agreement and became entitled to certain rights similar to the rights granted to Vinci Partners, Carlyle SPX and Crescera under the Registration Rights Agreement.